Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Legg Mason Partners Institutional Trust

We consent to the use of our reports dated October 26, 2009, with respect to Western Asset / CitiSM Institutional Liquid Reserves, Western Asset / CitiSM Institutional U.S. Treasury Reserves, Western Asset / CitiSM Institutional Tax Free Reserves and Western Asset / CitiSM Institutional Cash Reserves, each a series of Legg Mason Partners Institutional Trust, as of August 31, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
December 18, 2009